Exhibit 10.1

Final Release and Waiver of Claims

This Final Release and Waiver of Claims (the “Agreement”) is by and between Compass Minerals International, Inc. (the “Company”) and Jennifer R. Hood (“You” or “Your”) (collectively, the “Parties”).

Whereas, You worked for the Company as Chief Supply Chain Officer in Overland Park, Kansas; and

Whereas, the Company and You have agreed to conclude Your employment with the Company on the terms set forth herein effective March 25, 2025 (the “Termination Date”).

Now, therefore, the Parties agree as follows:

1.            Company Consideration. In exchange for the consideration You are providing under this Agreement, the Company (provided You timely sign and do not revoke this Agreement and this Agreement becomes effective) agrees to:

a.            provide You a one-time lump sum severance payment equal to one (1) times Your annual base salary ($345,000.00) (less applicable deductions and withholdings) within 60 days after the Termination Date.

b.            provide You a one-time lump sum payment of $207,000.00 (less applicable withholdings and deductions), representing your Fiscal Year 2025 target bonus, within 60 days after the Termination Date.

c.            provide You a one-time lump sum payment of $28,871.28 (less applicable deductions and withholdings), representing one (1) times the amount equal to the aggregate premium cost to cover the existing coverage for You and your currently-enrolled eligible dependents for eighteen (18) months under the Company’s health, vision and dental plans in effect as of the Termination Date, within 60 days after the Termination Date.

d.            provide You with 13,154 shares of the Company’s common stock, less applicable withholdings and deductions, within 60 days of your Termination Date in full and final settlement of Your outstanding unvested restricted stock units as of the Termination Date in accordance with Section 4(c)(i) of the Company’s Amended and Restated Executive Severance Plan effective as of May 15, 2020 (the “Severance Plan”). You expressly agree that applicable withholdings and deductions may, at the election of the Company, be withheld or deducted in the form of common shares or from the other consideration the Company is providing under this Agreement.

e.            provide You with outplacement assistance through Talent Solutions Partners for 12 months, provided activation occurs by May 16, 2025.

2.            Your Consideration and Release. In exchange for the consideration the Company is providing under this Agreement, You agree as follows:

a.            You release and waive, to the maximum extent permitted by law, and without exception, any and all known, unknown, suspected, or unsuspected claims, demands, or causes of action (collectively, “Claims”), arising at any time in the past up to and including the date You execute this Agreement, that You have or could have against the Company, as well as its past, present and future parents, subsidiaries, affiliates and all other related entities; its and their predecessors, successors and assigns; the past, present and future officers, directors, shareholders, trustees, members, employees, attorneys and agents of any of the previously listed entities; any benefits plan maintained by any of the previously listed entities at any time; and the past, present and future sponsors, insurers, trustees, fiduciaries and administrators of such benefit plans (collectively, “Affiliates”). The Claims You release and waive include but are not limited to:

(1)           claims related to Your employment and the termination of Your employment with the Company or its Affiliates.

(2)           claims under any federal, state, or local constitution, statute, regulation, ordinance, or other legislative or administrative enactment (as amended), including but not limited to:

•	The Age Discrimination in Employment Act, The Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981–1988, the Civil Rights Act of 1991, the Equal Pay Act, the Pregnancy Discrimination Act, the Americans with Disabilities Act, the Rehabilitation Act, and the Genetic Information Nondiscrimination Act.

•	the Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan).

•	the Family and Medical Leave Act.

•	the Fair Labor Standards Act.

•	the Sarbanes-Oxley Act.

•	the Occupational Safety and Health Act.

•	the Immigration Reform and Control Act.

•	the Worker Adjustment and Retraining Notification Act.

•	the Fair Credit Reporting Act.

•	the Consolidated Omnibus Budget Reconciliation Act (COBRA).

•	the National Labor Relations Act.

•	the Kansas Act Against Discrimination.

•	the Kansas Age Discrimination in Employment Act.

•	the Kansas Service Letter Statute.

•	the Kansas Workers’ Compensation Act.

•	Kansas state wage payment and work hour laws.

(3)           claims for, based on, or related to discrimination, harassment, or retaliation; retaliation for exercising any right or participating or engaging in any protected activity; fraud or misrepresentation; violation of any public policy; workers’ compensation; the payment of compensation, benefits, sick leave, paid time off, or vacation; any bonus, health, stock option, retirement, or benefit plan; tort; contract; and common law.

(4)           claims to recover costs, fees, or other expenses, including attorneys’ fees, incurred in any matter.

Note 1: You are not releasing any claims that You cannot release or waive by law, including but not limited to the right to file a charge with, or participate in an investigation conducted by, any appropriate federal, state or local government agency. Further, nothing in this Agreement should be construed to prohibit You from such filings or participation. You are, however, releasing and waiving Your right, and the right of anyone claiming on Your behalf, to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Occupational Safety and Health Administration (“OSHA”), Securities and Exchange Commission (“SEC”) or Department of Labor (“DOL”)) pursue any claims on Your behalf. Notwithstanding this Note 1, nothing contained in this Agreement shall impede Your ability to report possible federal securities violations to the SEC and other governmental agencies (i) without the Company’s approval and (ii) without having to forfeit or forego any resulting whistleblower awards.

Note 2: You warrant and represent that (1) You have been paid all compensation due and owing through the Effective Date, including minimum wage, overtime, commissions, and bonuses; (2) You have not suffered any workplace injury or illness; (3) You are not aware of any illegal or fraudulent conduct by or on behalf of the Company or its Affiliates; (4) You have not been denied any requested time off or leave of absence or experienced any retaliation for requesting time off or a leave of absence; and (5) You are not aware of any facts that would substantiate a claim that the Company, or any of its Affiliates, has violated Your rights or the rights of any other employee in any way or with regard to any law, including but not limited to the claims You released and waived in this Agreement.

Note 3: Nothing in this Section 2 is intended to limit or restrict Your right to enforce this Agreement or any rights that You may have pursuant to the terms of any applicable directors and officers liability insurance policies of the Company.

b.            You shall reasonably cooperate with the Company and its Affiliates in any ongoing or future investigation or litigation as requested by the Company, including, without limitation, the putative securities class action and derivative matters relating to the Fortress business, employment litigation filed by Michael Ashker and Robert Burnham, trade secrets misappropriation claims filed by Perimeter Solutions, QSL Canada Inc. v. Compass Minerals Canada Corp. and the NTSB investigation. This requirement does not limit Your right to file a charge with, or participate in, an investigation conducted by any appropriate federal, state or local government agency (such as the EEOC, NLRB, SEC, DOL or OSHA), nor does it require You to provide anything other than truthful information in good faith to the best of Your ability.

c.            You will not disparage in any way, or make negative comments of any sort, about the Company or its Affiliates, their employees, customers, or vendors, whether orally or in writing, and whether to a third party or to an employee of the Company or its Affiliates. This prohibition does not limit Your right to file a charge with, or participate in, an investigation conducted by any appropriate federal, state or local government agency (such as the EEOC, NLRB, SEC, DOL or OSHA), or to provide truthful information while testifying under oath.

d.            You agree that You will not, on Your own behalf or on behalf of any other person, file or initiate any civil complaint or suit against the Company or its Affiliates in any forum for any claims waived or released by this Agreement. If You violate this provision by filing such complaint or civil suit, and such filing is found to be a violation, the Company shall be entitled to recover and You shall be liable for the Company’s reasonable attorneys’ fees, expenses and costs of defending such litigation.

e.            You agree that, as of the Termination Date, You resign any officer or director positions at the Company and any subsidiaries of the Company, effective as of the Termination Date.

3.            Business Records and Your Continuing Obligations. You represent that within three (3) business days of your Termination Date You returned to the Company any and all property belonging to the Company, including but not limited to business records and documents relating to any activity of the Company or its Affiliates, files, records, documents, plans, drawings, specifications, equipment, software, pictures, and videotapes, whether prepared by You or not and whether in written or electronic form.

4.            Confidentiality and Restrictive Covenant Agreements. You understand that You remain bound by the Restrictive Covenant Agreement signed by You on November 16, 2024, (“RCA”) and any other confidentiality, non-competition or non-solicitation agreements You signed during Your employment with the Company, which remain in full force and effect pursuant to their terms. The Company agrees to shorten the non-compete period set forth in the RCA to twelve months. You agree that the consideration provided to You under this Agreement shall serve as additional consideration for the continuing requirements and restrictions contained in such agreements.

Note: Notwithstanding any other provision of this Agreement, or any other agreement, You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If You file a lawsuit for retaliation by the Company for reporting a suspected violation of law, You may disclose the Company’s trade secrets to Your attorney and use the trade secret information in a court proceeding so long as You (1) file any document containing the trade secret under seal and (2) do not disclose the trade secret, except pursuant to court order.

5.            Your Further Agreements and Acknowledgements. You further agree or acknowledge:

a.            You have carefully read and fully understand all of the provisions of this Agreement, which is written in a manner You clearly understand.

b.            You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance, and have not been coerced, threatened, or intimidated into signing this Agreement.

c.            You received a copy of this Agreement, including the Information Disclosure attached as Exhibit A, to review on March 25, 2025.

d.            You have 45 days from your receipt of this Agreement (i.e., no later than May 9, 2025) to consider whether to accept this Agreement (although You may sign it at any time prior to the expiration of such 45-day review period, if You wish, in Your sole discretion, but no earlier than the Termination Date). You may accept this Agreement by signing and returning the signed copy so that it is received by the Company (c/o Mary L. Frontczak at the Company’s corporate headquarters located at 9900 W. 109th Street, Suite 100, Overland Park, Kansas 66210) via hand-delivery, certified mail, overnight express mail or e-mail (legal@compassminerals.com) on or after the Termination Date and within the 45-day period following receipt of this Agreement. If you execute this Agreement prior to the Termination Date, you will not be eligible for the consideration set forth herein unless you sign another copy of this Agreement on or after the Termination Date and within the 45-day window set forth herein.

e.            that further revisions or changes to this Agreement, whether material or immaterial, do not restart the running of the 45-day review period.

f.            the Company advises You to consult with independent legal counsel regarding this Agreement.

g.            the Company advises You to consult with an independent financial advisor regarding the tax treatment of any payments or benefits under this Agreement.

h.            You may revoke your acceptance of this Agreement within 7 calendar days after You sign it by providing written revocation, during that time, to the Company (c/o Mary L. Frontczak at the Company’s corporate headquarters located at 9900 W. 109th Street, Suite 100, Overland Park, Kansas 66210) via hand-delivery, certified mail, overnight express mail or e-mail (legal@compassminerals.com) within the 7-day revocation period, provided that such revocation must be received by the Company within the 7-day revocation period in order for it to be effective.

i.             this Agreement shall be effective and enforceable on the 8th calendar day following the date You timely execute it, provided You do not earlier revoke it (the “Effective Date”).

j.             the consideration the Company has provided in this Agreement exceeds anything to which You are entitled in connection with Your employment or Your departure from the Company, including under ERISA or Section 4 of the Severance Plan. You agree that You are not entitled for any reason, or under any other agreement with the Company or its Affiliates, including the Severance Plan, to receive any consideration other than, or in addition to, that which You are receiving under this Agreement (including any consideration that may otherwise be due to You by reason of Your termination by the Company for any reason).

k.            neither the Company nor its Affiliates has made any representations or warranties to You regarding this Agreement, including the tax treatment of any payments or benefits under this Agreement, and neither the Company nor its Affiliates shall be liable for any taxes, interest, penalties, or other amounts owed by You.

l.             You hereby represent to the Company that You are not a Medicare beneficiary, and no conditional payments have been made by Medicare to or on behalf of You, as of the date You executed this Agreement. You agree to indemnify, defend, and hold harmless the Company and its Affiliates from any Medicare-related claims, including but not limited to any liens, conditional payments, rights to payment, multiple damages, or attorneys’ fees.

6.            The Parties’ Additional Agreements and Acknowledgements. The Parties further agree and acknowledge:

a.            neither the existence of this Agreement nor anything in this Agreement shall constitute an admission of any liability on the part of You, the Company, or any of the Company’s Affiliates, the existence of which liability the Parties expressly deny.

b.            except as provided herein, this Agreement contains the entire agreement between You and the Company with respect to the matters contemplated hereby, and no modification or waiver of any provision of this Agreement will be valid unless in writing and signed by You and the Company.

c.            this Agreement shall be construed in accordance with the laws of the State of Kansas, the federal and state courts of which shall have exclusive jurisdiction over all actions related to this Agreement.

d.            this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement, and a signed copy of this Agreement delivered by facsimile, pdf, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original.

e.            neither of the Parties is relying on any representation not contained herein; the Parties shall be considered joint authors in the event of any dispute concerning this Agreement, and no provision shall be interpreted against any of the Parties because of alleged authorship; this Agreement shall not be strictly construed by or against You, the Company, or any of the Company’s Affiliates; and the Parties’ intent is that this Agreement shall be interpreted as reasonable and so as to enforce the Parties’ intent and to preserve this Agreement’s purpose.

f.            this Agreement is binding on, and inures to the benefit of, the Company’s successors and assigns and Your heirs, agents, executors, successors and assigns.

g.            that the Company may assign this Agreement, including but not limited to Your releases and waivers, Your additional agreements or prohibitions, and any other confidentiality or restrictive covenant obligations or agreements signed by You, including those referenced in Section 4(a).

7.            Section 409A.

a.            To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 7 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

b.            Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments.

c.            Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to You during the six (6)-month period following Your “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).

d.            To the extent any reimbursements or in-kind benefits due to You under this Agreement constitute “deferred compensation” to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Your right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.

SIGNATURE PAGE

I have fully and carefully read and considered this Agreement and acknowledge that I understand it. I am signing this Agreement voluntarily with full knowledge I am waiving my legal rights and that I will be bound by all agreements, representations, and acknowledgements set forth herein:

Date:
Jennifer R. Hood

Compass Minerals INTERNATIONAL, Inc.

Date:	By:
Name:
Title: